EXHIBIT 99.1

Greatbatch, Inc. Reports 2015 Second Quarter Results

FRISCO, Texas, July 30, 2015 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB), today announced results for its second quarter ended July 3, 2015.

	Three Months Ended
	July 3,	July 4,	%
(Dollars in thousands, except per share data)	2015	2014	Change
Sales	$ 174,890	$ 172,081	2%
Organic Constant Currency Sales Growth	4%	—%

GAAP Operating Income	$ 13,034	$ 19,539	(33)%
GAAP Operating Income as % of Sales	7.5%	11.4%

Adjusted Operating Income*	$ 22,243	$ 24,188	(8)%
Adjusted Operating Income as % of Sales	12.7%	14.1%

GAAP Diluted EPS	$ 0.35	$ 0.48	(27)%
Adjusted Diluted EPS*	$ 0.64	$ 0.61	5%

Adjusted EBITDA*	$ 31,259	$ 33,497	(7)%
Adjusted EBITDA as a % Sales	17.9%	19.5%
* Refer to Tables A, B and C at the end of this release for a reconciliation of adjusted amounts to GAAP.

CEO Comments

"I am very satisfied with our results for the second quarter, which were consistent with our expectations," said Greatbatch President and CEO, Thomas J. Hook. "During the quarter we continued to drive the implementation of our strategic plan with investments in technology, capacity and capabilities," continued Hook. "We expect to finish the year strong based upon new and existing customer business pipelines and carry this momentum into 2016. Earlier today, we filed a Form 10 registration statement with the U.S. Securities and Exchange Commission for our proposed spin-off from our QiG Group neuromodulation device business, now named Nuvectra. Nuvectra will be initially focused on the development and commercialization of the Algovita spinal cord stimulation system, the first application of this neurostimulation technology platform."

"The strategic spin-off of Nuvectra will provide both entities the focus and flexibility needed to execute their growth initiatives, distinct strategies and provide their respective customers with unparalleled service. Furthermore, it will allow each company to better allocate resources to meet the needs of their respective businesses, pursue distinct capital allocation strategies and focus on targeted growth opportunities with a clear investment proposition to attract long-term investors best suited to each company. Greatbatch will retain CCC Medical Devices and GB Ventures to continue driving growth of integrated medical device system sales to OEM customers," concluded Hook.

CFO Comments

"We are pleased with our second quarter results highlighted by four percent organic constant currency sales growth which was led by our cardiac and neuromodulation and orthopaedic product lines," said Michael Dinkins, executive vice president and CFO of Greatbatch. "The quarter also saw us deliver $0.64 adjusted diluted EPS which grew 5% for the quarter. Based on our first half results, as well as our expectations for the remainder of the year, we are maintaining our 2015 revenue and adjusted diluted EPS guidance ranges for 2015."

"Today we took an important step in the process of spinning-off Nuvectra. Once completed, the spin-off will deliver improved shareholder returns through the Nuvectra spin-out share dividend, reduction of $12 million to $16 million in operating expenses (annualized basis) and through a long-term manufacturing agreement with Nuvectra for the Algovita platform. This allows Greatbatch to continue its strategic investment in all of Greatbatch's markets including the neuromodulation market," said Dinkins.

Second Quarter Results

Second quarter 2015 sales of $174.9 million increased 2% in comparison to the prior year period. Sales for the second quarter of 2015 include $1.2 million from CCC Medical Devices, which was acquired in August 2014, as well as the impact of foreign currency exchange rate fluctuations, which reduced second quarter sales by approximately $5.5 million in comparison to the prior year due to the strengthening dollar versus the Euro. Excluding the impact of these items, our organic constant currency sales increased 4% for the second quarter of 2015 in comparison to the prior year. This organic constant currency sales increase was primarily due to record sales in our cardiac and neuromodulation product line of $90.2 million for the second quarter of 2015, as well as continued strength in our orthopaedics product line, which increased 8% on an organic constant currency basis over the prior year second quarter. Additionally, as expected, our portable medical product line stabilized during the quarter, increasing 6% over the prior year second quarter. Partially offsetting these increases was a $2.4 million and $4.8 million decrease in our vascular, and energy, military and environmental ("EME") product lines, respectively, due to the tough comparable versus the prior year and a slowdown in the energy markets, respectively.

Gross profit of $58.0 million for the second quarter of 2015 was consistent with the $58.5 million earned in the prior year period as the benefit of higher sales volumes was offset by continued pricing pressure from our customers and a higher mix of lower margin products during the quarter. As a result, our gross profit as a percentage of sales for the second quarter of 2015 decreased 90 basis points to 33.1% in comparison to the second quarter of 2014.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2015 increased $2.2 million or 10% in comparison to the prior year period. This increase is primarily attributable to the acquisition of CCC Medical Devices, which added $0.3 million of SG&A costs, as well as higher legal fees in connection with intellectual property ("IP") related litigation of $1.1 million. Additionally, our QiG medical device business accounted for $0.5 million of this increase as we continue to invest resources in connection with the commercialization of our Algovita spinal cord stimulation ("SCS") system ("Algovita").

Net research, development and engineering ("RD&E") costs for the 2015 second quarter of $13.1 million were consistent with the $12.8 million recorded during the second quarter of 2014. Total RD&E costs incurred in connection with our QiG medical device business were $5.1 million during the second quarter of 2015 compared to $5.4 million in the comparable 2014 period.

GAAP operating income for the second quarter of 2015 decreased 33% to $13.0 million. This decrease was primarily due to higher SG&A costs as discussed above and an increase in costs incurred in connection with our 2014 initiatives to invest in capacity and capabilities, which are included in other operating expenses, net. Adjusted operating income, which excludes IP related litigation expenses, as well as other operating expenses, net decreased $1.9 million, or 8%, to $22.2 million. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the "Use of Non-GAAP Financial Information" section below.

The 2015 second quarter GAAP effective tax rate was 22.2% compared to 31.9% for the same period of 2014. This decrease was primarily attributable to higher income in lower tax rate jurisdictions. The 2015 and 2014 second quarter GAAP effective tax rates do not include the benefit of the Federal research and development tax credit, but we assume the benefit of this credit when calculating our adjusted diluted EPS. If enacted, the research and development tax credit would benefit the current year GAAP provision for income taxes by approximately $1.6 million or $400 thousand per quarter and would be recognized in the quarter the legislation is enacted.

GAAP and adjusted diluted EPS for the second quarter of 2015 were $0.35 and $0.64, respectively, compared to $0.48 and $0.61, respectively, for the second quarter of 2014. Refer to Table B at the end of this release for a reconciliation of GAAP net income to adjusted net income and the "Use of Non-GAAP Financial Information" section below.

Cash flows provided by operating activities for the second quarter of 2015 of $15.2 million decreased 22% in comparison to the second quarter of 2014. This quarter over quarter decrease was primarily due to higher working capital levels ($2.2 million) and lower cash net income ($2.2 million). Our second quarter 2015 capital expenditures were $6.8 million compared to prior year second quarter capital expenditures of $6.0 million. This increase was primarily due to our investments in capacity and capabilities, including transferring our portable medical product manufacturing to a new facility in Tijuana, Mexico. During the second quarter of 2015, we repaid $2.5 million of our long-term debt.

Product Line Sales

The following table summarizes the Company's sales by major product lines (dollars in thousands):

	Three Months Ended
Product Line	July 3, 2015	July 4, 2014	Change
Greatbatch Medical
Cardiac/Neuromodulation	$ 90,153	$ 80,005	13%
Orthopaedic	35,481	37,865	(6)%
Portable Medical	17,700	16,737	6%
Vascular	12,907	15,257	(15)%
Energy, Military, Environmental	16,545	21,352	(23)%
Total Greatbatch Medical	172,786	171,216	1%
QiG	2,741	865	217%
Elimination of Intersegment Sales*	(637)	—	NA
Total Sales	$ 174,890	$ 172,081	2%

Organic Constant Currency Sales Growth	4%	—%
Orthopaedic Organic Constant Currency Sales Growth	8%	12%
Greatbatch Medical Constant Currency Sales Growth	4%	—%
QiG Organic Constant Currency Sales Growth	73%	3%
* Intersegment sales between Greatbatch Medical and QiG are eliminated in consolidation and are included in Greatbatch Medical's cardiac and neuromodulation product line.

Product Line Sales Highlights

Cardiac and neuromodulation revenues for the second quarter of 2015 were a record $90.2 million and increased 13% in comparison to the prior year second quarter. This increase reflects the benefit of new product introductions, as well as the timing of customer inventory builds in comparison to the prior year. These increases were partially offset by the continued impact (approximately $1.5 million) of end of life products in our legacy cardiac product line. Growth in our cardiac and neuromodulation product line for the next several quarters will continue to be negatively impacted by the end of life on legacy products, as well as continued pressure from our customer's cost reduction initiatives. However, we expect we will be able to mitigate these headwinds through growth from new products, as well as current and projected product development opportunities with our cardiac and neuromodulation customers.

Orthopaedic sales for the second quarter of 2015 decreased 6% primarily due to foreign currency exchange rate fluctuations, which reduced orthopaedic sales by approximately $5.5 million in comparison to the prior year second quarter due to the strengthening dollar versus the Euro. On an organic constant currency basis, in comparison to the prior year second quarter our orthopaedic sales increased 8% as we continued to benefit from market growth, new customer wins, and our investments in capacity and capabilities at our Chaumont, France facility. Foreign currency exchange rate fluctuations are expected to be a significant headwind for the remainder of the year.

Portable medical sales for the second quarter of 2015 stabilized, increasing 6% in comparison to the prior year second quarter. We are refocusing our product line offerings in the portable medical space to products that have higher profitability. Correspondingly, we have discontinued or reduced volumes in certain of our lower margin products, which is expected to continue to negatively impact our sales through the second half of 2015. As part of our investment in capacity and capabilities and to better align our resources, during the second quarter of 2014, we announced plans to transfer our portable medical operations into a new facility located in Tijuana, Mexico.

Vascular sales for the second quarter of 2015 declined $2.4 million or 15% in comparison to the prior year second quarter primarily due to customer inventory management and tough comparable versus the prior period. We expect this product line to resume growth in the second half of the year as customers work off their excess inventory and as new product introductions begin to ramp up.

EME sales for the second quarter of 2015 declined $4.8 million or 23% in comparison to the prior year second quarter primarily due to the slowdown in the energy markets, which has caused customers to reduce drilling volumes and is expected to be a headwind for the remainder of the year.

QiG revenue for the second quarter of 2015 increased $1.9 million in comparison to the prior year second quarter. Sales for the second quarter of 2015 include $1.2 million from CCC Medical Devices, which was acquired in August 2014. On an organic constant currency basis, QiG revenue for the second quarter of 2015 increased $0.6 million or 73% due to new product launches including a limited release of Algovita in Europe.

Financial Guidance

We are estimating the following for 2015:

Sales	$715 - $730 million

GAAP Operating Income as a % of Sales	7.5% - 8.5%
Adjusted Operating Income as a % of Sales	13.7% - 14.0%

Capital Expenditures	$40 - $50 million

GAAP Effective Tax Rate	~23.5%
Adjusted Effective Tax Rate	~21% - 24%

GAAP Diluted EPS	$1.43 - $1.53
Adjusted Diluted EPS	$2.61 - $2.71
Diluted Weighted Average Shares	26,500,000

Adjusted operating income for 2015 is expected to consist of GAAP operating income excluding items such as deal-related spin-off costs ($10 million to $12 million), acquisition, consolidation, integration and asset disposition/write-down charges ($23 million) totaling approximately $35 million, as well as approximately $4.5 million of IP related litigation SG&A expenses. The after tax impact of these items is estimated to be approximately $30 million or approximately $1.12 per diluted share. Adjusted diluted EPS also includes the benefit of the Federal research and development tax credit of approximately $1.6 million or $0.06 per diluted share which has not yet been enacted for 2015.

We continue to expect that we will spin-off Nuvectra before year end. This guidance includes expected Nuvectra results through the end of the year. Once effective, the spin-off will deliver Greatbatch improved financial performance through our long-term manufacturing agreement with Nuvectra for the supply of the Algovita platform and lower operating expenses estimated in the range of $12 million to $16 million on an annualized basis.

Conference Call

The Company will host a conference call on Thursday, July 30, 2015 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or by dialing 866-562-8327 and the participant passcode is 73994688. An audio replay will also be available beginning from 10:00 p.m. E.T. on July 30, 2015 until August 6, 2015. To access the replay, dial 855-859-2056 and enter the pass code 73994688.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. The company develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets; and batteries for high-end niche applications in the portable medical, energy, military, and environmental markets. Additional information is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles ("GAAP"), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and organic constant currency sales growth rates. These adjusted amounts, other than adjusted EBITDA and organic constant currency sales growth rates, consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) charges in connection with corporate realignments or a reduction in force, (v) certain litigation expenses, charges and gains, (vi) unusual or infrequently occurring items, (vii) gain/loss on the sale of investments, (viii) the income tax (benefit) related to these adjustments and (ix) certain tax items related to the Federal research and development tax credit which are outside the normal benefit received. Adjusted earnings per diluted share are calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income plus GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. To calculate organic constant currency sales growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods' foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and organic constant currency sales growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or "variations" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this report. We are under no duty to update any of the forward-looking statements after the date of this release or to conform these statements to actual results.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals, including with respect to Algovita; risks associated with the proposed spin-off of Nuvectra including our ability to execute the spin-off successfully, the timing and taxable nature of the spin-off, and the performance of Nuvectra post spin-off; our inability to obtain licenses to key technology; regulatory changes, including Health Care Reform, or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; and other risks and uncertainties that arise from time to time and are described in Item 1A "Risk Factors" of the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation

	Three Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
	July 3,	July 4,	July 3,	July 4,	July 3,	July 4,	July 3,	July 4,
(dollars in thousands)	2015	2014	2015	2014	2015	2014	2015	2014
Sales	$ 172,786	$ 171,216	$ 2,741	$ 865	$ (637)	$ —	$ 174,890	$ 172,081

Operating income (loss) as reported	$ 28,914	$ 32,439	$ (7,002)	$ (6,173)	$ (8,878)	$ (6,727)	$ 13,034	$ 19,539
Adjustments:
IP related litigation (SG&A)(a)	—	—	—	—	1,459	388	1,459	388
Consolidation and optimization (income) expenses	6,532	3,342	37	38	—	(5)	6,569	3,375
Acquisition and integration (income) expenses	8	30	53	(173)	37	190	98	47
Asset dispositions, severance and other	106	3	(3)	—	980	836	1,083	839
Adjusted operating income (loss)	$ 35,560	$ 35,814	$ (6,915)	$ (6,308)	$ (6,402)	$ (5,318)	$ 22,243	$ 24,188
Adjusted operating margin	20.6%	20.9%	NA	NA	NA	NA	12.7%	14.1%

	Six Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
	July 3,	July 4,	July 3,	July 4,	July 3,	July 4,	July 3,	July 4,
(dollars in thousands)	2015	2014	2015	2014	2015	2014	2015	2014
Sales	$ 329,763	$ 344,811	$ 7,788	$ 1,551	$ (1,341)	$ —	$ 336,210	$ 346,362

Operating income (loss) as reported	$ 50,667	$ 67,567	$ (12,452)	$ (12,086)	$ (15,792)	$ (13,418)	$ 22,423	$ 42,063
Adjustments:
IP related litigation (SG&A)(a)	—	—	—	—	2,159	762	2,159	762
Consolidation and optimization expenses	13,303	2,920	426	66	—	232	13,729	3,218
Acquisition and integration (income) expenses	8	30	97	(603)	59	192	164	(381)
Asset dispositions, severance and other	222	(7)	(3)	—	1,493	1,217	1,712	1,210
Adjusted operating income (loss)	$ 64,200	$ 70,510	$ (11,932)	$ (12,623)	$ (12,081)	$ (11,015)	$ 40,187	$ 46,872
Adjusted operating margin	19.5%	20.4%	NA	NA	NA	NA	12.0%	13.5%

(a) In 2013, Greatbatch filed suit against one of its cardiac/neuromodulation competitors alleging they were infringing on Greatbatch's intellectual property. Given the complexity and significant costs incurred pursuing this litigation, this quarter we began excluding these litigation expenses from adjusted amounts. Total costs expected to be incurred in connection with this litigation in 2015 is between $4 million and $5 million. The Company expects to go to trial during the first quarter of 2016. Prior period adjusted amounts have been recalculated to exclude these costs for all periods.

Table B: Net Income and Diluted EPS Reconciliation

	Three Months Ended				Six Months Ended
	July 3,		July 4,		July 3,		July 4,
	2015		2014		2015		2014
		Per		Per		Per		Per
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
(in thousands except per share amounts)	Income	Share	Income	Share	Income	Share	Income	Share
Net income as reported	$ 9,283	$ 0.35	$ 12,348	$ 0.48	$ 17,291	$ 0.66	$ 27,270	$ 1.06
Adjustments:
IP related litigation (SG&A)(a)	948	0.04	252	0.01	1,403	0.05	495	0.02
Consolidation and optimization expenses(a)	5,361	0.20	2,181	0.08	10,899	0.41	1,255	0.05
Acquisition and integration (income) expenses(a)	70	—	31	—	116	—	(248)	(0.01)
Asset dispositions, severance and other(a)	698	0.03	545	0.02	1,132	0.04	787	0.03
(Gain) loss on cost and equity method investments, net(a)(b)	(27)	—	27	—	(351)	(0.01)	(507)	(0.02)
R&D Tax Credit(c)	400	0.02	400	0.02	800	0.03	800	0.03
Adjusted net income and diluted EPS(d)	$ 16,733	$ 0.64	$ 15,784	$ 0.61	$ 31,290	$ 1.19	$ 29,852	$ 1.16
Adjusted diluted weighted average shares	26,313		25,901		26,264		25,823

(a) Net of tax amounts computed using a 35% U.S., Mexico, and France statutory tax rate, a 25% Uruguay statutory tax rate, and a 0% tax rate for Swiss adjustments.
(b) Pre-tax amount is a gain of $42 thousand and $540 thousand for the 2015 quarter and year-to-date periods, respectively, and a loss of $42 thousand and gain of $780 thousand for the 2014 quarter and year-to-date periods, respectively.
(c) The Federal R&D tax credit has not yet been extended for 2015. The 2014 Federal R&D tax credit was enacted in the fourth quarter of 2014. Amounts assume that the tax credit was effective at the beginning of the year for 2015 and 2014.
(d) The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.

Table C: Adjusted EBITDA Reconciliation

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
(dollars in thousands)	2015	2014	2015	2014
Sales	$ 174,890	$ 172,081	$ 336,210	$ 346,362

Adjusted operating income*	$ 22,243	$ 24,188	$ 40,187	$ 46,872

Add: Depreciation and amortization	9,016	9,309	18,194	18,561
Adjusted EBITDA	$ 31,259	$ 33,497	$ 58,381	$ 65,433
Adjusted EBITDA as a % of sales	17.9%	19.5%	17.4%	18.9%
* Refer to Table A for a reconciliation of GAAP to adjusted amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2015	2014	2015	2014
Sales	$ 174,890	$ 172,081	$ 336,210	$ 346,362
Cost of sales	116,939	113,611	225,861	230,296
Gross profit	57,951	58,470	110,349	116,066
Operating expenses:
Selling, general and administrative expenses	24,104	21,877	46,713	43,632
Research, development and engineering costs, net	13,063	12,793	25,608	26,324
Other operating expenses, net	7,750	4,261	15,605	4,047
Total operating expenses	44,917	38,931	87,926	74,003
Operating income	13,034	19,539	22,423	42,063
Interest expense	1,206	1,073	2,326	2,157
Other (income) expense, net	(107)	334	(1,658)	(287)
Income before provision for income taxes	11,935	18,132	21,755	40,193
Provision for income taxes	2,652	5,784	4,464	12,923
Net income	$ 9,283	$ 12,348	$ 17,291	$ 27,270

Earnings per share:
Basic	$ 0.36	$ 0.50	$ 0.68	$ 1.10
Diluted	$ 0.35	$ 0.48	$ 0.66	$ 1.06

Weighted average shares outstanding:
Basic	25,473	24,838	25,369	24,726
Diluted	26,313	25,901	26,264	25,823

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
	July 3,	January 2,
ASSETS	2015	2015
Current assets:
Cash and cash equivalents	$ 72,338	$ 76,824
Accounts receivable, net	122,101	124,953
Inventories	140,093	129,242
Refundable income taxes	2,368	1,716
Deferred income taxes	6,227	6,168
Prepaid expenses and other current assets	12,279	11,780
Total current assets	355,406	350,683
Property, plant and equipment, net	152,713	144,925
Amortizing intangible assets, net	58,572	65,337
Indefinite-lived intangible assets	20,288	20,288
Goodwill	354,107	354,393
Deferred income taxes	2,654	2,626
Other assets	22,391	17,757
Total assets	$ 966,131	$ 956,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 13,750	$ 11,250
Accounts payable	44,858	46,436
Income taxes payable	1,761	2,003
Deferred income taxes	588	588
Accrued expenses	37,670	48,384
Total current liabilities	98,627	108,661
Long-term debt	168,750	176,250
Deferred income taxes	51,087	53,195
Other long-term liabilities	6,065	4,541
Total liabilities	324,529	342,647
Stockholders' equity:
Preferred stock	—	—
Common stock	26	25
Additional paid-in capital	380,293	366,073
Treasury stock	(2,279)	(1,307)
Retained earnings	256,739	239,448
Accumulated other comprehensive income	6,823	9,123
Total stockholders' equity	641,602	613,362
Total liabilities and stockholders' equity	$ 966,131	$ 956,009
CONTACT: Betsy Cowell
         VP Finance and Treasurer
         Greatbatch, Inc.
         214.618.4982
         ecowell@greatbatch.com